CONSENT OF INDEPENDENT AUDITORS

We consent to the use in this Post-Effective Amendment No. 8 to Registration Statement No. 333-172851 on Form N-6 of our report dated March 8, 2016 related to the consolidated financial statements of Pacific Life Insurance Company and Subsidiaries as of December 31, 2015 and 2014, and for each of the three years in the period ended December 31, 2015, appearing in the Statement of Additional Information, which is part of such Registration Statement, and to the reference to us under the heading “Independent Registered Public Accounting Firm and Independent Auditors” in the Statement of Additional Information, which is part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Costa Mesa, California

April 21, 2016